Titan exchanges $33.8 million of 5.25% senior convertible notes due 2009

Quincy, IL. - June 15, 2005 - Titan International, Inc. (NYSE: TWI) finalized a private transaction to exchange $33.8 million of 5.25% senior convertible notes due 2009 (the “Notes”) into Titan common stock as proposed to the company by certain Note holders. The exchange resulted in 3,022,275 shares of Titan common stock issued for the retirement of their $33.8 million of Notes. Titan believes it is advantageous to exchange debt for equity shares in the company.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact: Lisa Ross
Communications Coordinator
(217) 221-4489